Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of A SPAC I Acquisition Corp. (the “Company”) on Form S-1/A (Amendment No.4, Registration No. [333-258184]) of our report dated June 24, 2021 (except for Note 8, as to which the date is July 23, 2021), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of A SPAC I Acquisition Corp. as of June 8, 2021 and for the period from April 29, 2021 (inception) through June 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP

New York, NY

November 15, 2021